Exhibit 107

CALCULATION OF REGISTRATION FEE TABLES

Form S-8

(Form Type)

Soleno Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Securities Class Type	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock $0.001 par value, reserved for issuance pursuant to 2020 Inducement Equity Incentive Plan	Rules 457(c) and (h)	500,000 shares (2)	$46.79(3)	$23,395,000	0.0001476	$3,453.11

TOTAL OFFERING AMOUNT			500,000 shares		$23,395,000		$3,453.11

TOTAL FEE OFFSETS (4)

NET FEE DUE							$3,453.11

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2020 Inducement Equity Incentive Plan (the “Inducement Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)

Represents 500,000 shares of the Registrant’s common stock reserved for issuance under the Inducement Plan, all of which were reserved for issuance on January 24, 2024 as the result of an increase to the Inducement Plan approved by the Registrant’s board of directors.

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $46.79 per share, which represents the average of the high and low prices on the common stock as reported on the Nasdaq Global Select Market on January 30, 2024.

(4)	The Registrant does not have any fee offsets.